Exhibit (c)(xiii)

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW PROJECT NORSE UPDATE OCTOBER 13, 2024

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW

PROPOSED TRANSACTION SUMMARY

#	Sources	Original $MM	Initial Revision $MM	Second Revision $MM	Third Revision $MM	Notes Reflecting Latest Proposal
1	Company Cash on Balance Sheet	$620	$620	$620	$620	• Estimate for FY2024 year-end
2	Company Existing Debt	2,615	2,690	2,690	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
3	New Transaction Debt	250	325	400	425	• Likely funded through $1-1.2Bn ABL, with drawn balance paid off 1 year after transaction close • Commitment letter to be provided at signing
4	Family Investor Equity Roll	1,141	1,146	1,184	1,196	• Current holdings (49.6MM shares)
5	Family New Equity	454	467	454	450	• Direct loan from Liverpool to Family Group (carried on Liverpool Balance Sheet)
6	Liverpool Equity Roll	362	362	374	378	• Current holdings (15.8MM shares)
7	Liverpool New Equity	1,226	1,244	1,257	1,262	• Likely funded through $1.2Bn Balance Sheet cash with debt covering potential shortfall
	Total Sources	**$6,669**	**$6,855**	**$6,980**	**$7,021**	

#	Uses	$MM	$MM	$MM	$MM	Notes Reflecting Latest Proposal
8	Company Equity Value	$3,764	$3,800	$3,925	$3,966	• Based on Q2 2024A basic shares outstanding (164.2MM) plus dilutive equity securities at assumed transaction close of ~0.6MM in-the-money options and ~0.5MM of vested RSUs at $24.00 / share
9	Existing Debt	2,615	2,690	2,690	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
10	SERP Funding	140	140	140	140	• Unfunded balance ($168MM) to be funded into trust upon transaction close • Family Group to waive $28MM portion • Treated as transaction fees
11	Preliminary Transaction Fees	50	125	125	125	• Fully accounts for advisor fee estimates provided by Company advisors and financing fees required to consummate the transaction
12	Minimum Cash	100	100	100	100	• Based on Family Group advisor estimates, with new $1-1.2Bn ABL facility intended to fund seasonal working capital and liquidity needs
	Total Uses	**$6,669**	**$6,855**	**$6,980**	**$7,021**	
	Memo: Price Per Share	*$23.00*	*$23.00*	*$23.75*	*$24.00*	

2

Note: Proposal contemplates in-the-money options and RSUs that vest by assumed transaction close; unvested PSUs and RSUs of ~9MM to be replaced by revised compensation plan The details of the revised compensation plan have not been provided by the Bid Group and may create a new balance sheet liability.

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW ▪ We continue to recommend seeking RES/RAS prior to signing and announcement of a transaction – The Rating Agencies will require a financial model / operating case inclusive of Q4 2024 and FY2025 projections – All ratings outcomes from RES / RAS are predicated upon achieving the EBITDA projections, subject to an estimated 15 - 20% cushion ▪ Following receipt of RES / RAS feedback, signing and announcement of a transaction and publication of the Rating Agencies’ feedback, we expect the natural touch point between the Bidding Group / Company with the Rating Agencies to be after the holiday season - consistent with normal course ▪ In FY2023, Norse reported Q4 results on March 5, 2024, and we expect a similar timing for publication of Q4 / FY2024 results in 2025 ▪ The Company and its peers typically pre - release holiday results in January if they underperformed expectations ▪ If Norse's peers are reporting 15 - 20% EBITDA declines before Norse reports, or if the broader macro environment deteriorates, the Rating Agencies could pressure the Company to pre - release results – Macy's and Kohl's announce earnings in late February and early March ▪ It is likely the bidders' debt financing sources will expect to receive holiday results before closing (and this could require disclosure (Reg FD) or financing sources could leak the results if they are poor) ▪ We do not expect the Agencies to otherwise change their perspective on likely ratings outcome for Norse or otherwise take ratings action, subject to Q4 not underperforming by approximately > 15 - 20% EBITDA ▪ The next ratings action could happen upon successful closing of the Transaction ▪ In the scenario of Norse underperforming the Q4 EBITDA estimate it shares with the Agencies by approximately 15 - 20%, it is possible that the Agencies could change their view of Norse’s current or pro forma credit rating (pro forma for the $425MM of incremental debt at closing) – Agencies may also monitor any preview results on holiday season performance ▪ However, it is unclear whether the Agencies would only cite deterioration in operating performance as the catalyst for a rating action. The exact language used by the Agencies is critical because the downgrade must be the result of an event or circumstance "comprised of or arising as a result of, or in respect of" the Change of Control ▪ In all cases, we recommend that we are highly coordinated and thoughtful in the messaging with the Agencies before, during, and after RES / RAS 3 SUMMARY RATINGS CONSIDERATIONS

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW

POTENTIAL RATINGS DOWNGRADE RISKS

		Pre-Signing (~4 weeks)	Sign → Close (~4 months)	Post-Close (~2 months)
Key Events		▪ Negotiate terms ▪ Negotiate agreements ▪ RES / RAS	▪ Q3 results (Late Nov.) ▪ Holiday results (late Jan. or early Mar.) ▪ Peer holiday results (late Jan. or late Feb. / early Mar.)	▪ Ratings updates post-close
Downgrade Risks		▪ RES / RES to provide clear initial result ▪ Downgrade feedback – Re-cut or abandon deal	▪ 15-20% decline in projected EBITDA could cause re-assessment by Rating Agencies ▪ Other macro factors could also cause reassessment if known effect on industry ▪ Downgrade must be result of event or circumstance "comprised of or arising as a result of, or in respect of" the CoC	▪ Closing likely catalyst for updated ratings view
Risk Allocation	**Norse Co.**	*No risk*	*TBD*	✗
	Buyer	*No risk*		✓
		No Public Disclosure	*Post Public Disclosure*	

4

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW

CLOSING CASH SENSITIVITIES

Bid Group Cash Usage	
Closing Cash @ FYE'24	$620
Cash Used for Purchase Price	(255)
SERP Funding	(140)
Transaction Fees	(125)
Cash Post-Closing	**$100**

Potential Cash Upsides	
TD Agreement	+$280
Remove SERP Funding	+140
February Close (vs. Jan.)	+120
March Close (vs. Jan.)	+50

Downside Cash Sensitivities	
Mgmt. Downside Case (vs. Plan) • *Assumes illustrative ~10% miss on Oct-24 through Jan-25 net sales driven by holiday underperformance*	($69)
Oct. '24 to Jan. '25 Net Sales Down 50% (vs. Plan)	(400)

5

Source: Norse management.
Note: Dollars in millions.

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW Source: Management Long - Term Plan (August 2024) Notes: Dollars in millions. Based on latest received proposal. (1) Excludes potential proceeds from TD Bank agreement. YEAR - END CASH SENSITIVITY Sufficient cash to pay S/Hs under current proposal; insufficient cash for SERP and Transaction Fees 6 Sufficient cash for all uses Insufficient cash to pay S/Hs under current proposal (75%) (60%) (50%) (35%) (25%) (15%) 0% Illustrative Decline in Oct - 24 to Jan - 25 Net Sales vs. Plan $1,316 $2,105 $2,632 $3,421 $3,947 $4,474 $5,263 Implied Oct’24 – Jan’25 Net Sales ($MM) 0 120 220 320 420 520 620 Illustrative FY2024 Year End Cash Balance (1) (600) (500) (400) (300) (200) (100) - Cash Balance Downside vs. Mgmt. Plan

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW 7 Source: Norse management and company filings. Note: Dollars in millions, except per share amounts. (1) Diluted shares includes all outstanding options, unvested RSUs and unvested PSUs. Proposal implied share count contemplates only outstanding options and RSUs vesting prior to assumed transaction close on February 1, 2025. REVERSE TERMINATION FEES AT VARIOUS PRICES PER SHARE 2.1% 2.2% 2.2% 2.3% 2.3% 2.4% 2.4% 2.5% $100 2.8% 2.9% 2.9% 3.0% 3.0% 3.1% 3.1% 3.2% $130 3.6% 3.7% 3.8% 3.8% 3.9% 4.0% 4.1% 4.2% $168 4.2% 4.4% 4.5% 4.6% 4.7% 4.8% 4.8% 5.0% $200 4.9% 5.1% 5.2% 5.3% 5.4% 5.5% 5.5% 5.7% $230 Reverse Termination Fee as % of Equity Value (1) Illustrative Price Per Share $23.00 $23.75 $24.00 $24.50 $25.00 $25.50 $25.75 $27.00 Reverse Termination Fee

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW Illustrative Price Per Share Prior Proposals Prior Counters $23.00 Metric $23.75 – +3% $24.00 +4% $24.50 +7% $25.00 +9% $25.50 +11% $25.75 +12% $27.00 +17% vs. Unaffected (3/18/24) $17.06 +35% +39% +41% +44% +47% +49% +51% +58% vs. Unaffected 30 - day VWAP $19.08 +21% +24% +26% +28% +31% +34% +35% +42% vs. Pre - Proposal (9/3/24) $22.82 +1% +4% +5% +7% +10% +12% +13% +18% vs. VWAP Since 9/3/24 $22.43 +3% +6% +7% +9% +11% +14% +15% +20% vs. Current (10/11/24) $22.35 +3% +6% +7% +10% +12% +14% +15% +21% Equity Value (1) $4,014 $4,147 $4,191 $4,279 $4,367 $4,456 $4,500 $4,721 Aggregate Value (2) $6,026 $6,158 $6,202 $6,290 $6,379 $6,467 $6,511 $6,733 Management LTP - 2024E $1,178 5.1x 5.2x 5.3x 5.3x 5.4x 5.5x 5.5x 5.7x Consensus - 2024E $1,144 5.3x 5.4x 5.4x 5.5x 5.6x 5.7x 5.7x 5.9x Internal Rate of Return (IRR) 13.9% 13.1% 12.8% 12.3% 11.8% 11.4% 11.1% 10.0% Multiple on Invested Capital (MOIC) 1.8x 1.8x 1.8x 1.7x 1.7x 1.7x 1.7x 1.6x Moody's - LTP 3.2x 3.2x 3.2x 3.3x 3.3x 3.3x 3.4x 3.4x Moody's - Consensus 3.2x 3.3x 3.3x 3.3x 3.4x 3.4x 3.4x 3.5x Memo: New Transaction Debt $325 $400 $425 $475 $525 $576 $601 $726 Bid Group Funding Incremental Capital vs. 10/9 Proposal ($100) ($25) – +$50 +$100 +$151 +$176 +$301 Premium / (Discount) Illustrative Bid Group Returns (4,5) AV / Adj. EBITDA (3) Illustrative Agency - Defined Leverage Ratios (2024E PF) (5) 8 ILLUSTRATIVE NORSE TAKE PRIVATE AT VARIOUS PRICES Source: Norse management, Moody’s, company filings, Capital IQ and FactSet as of October 11, 2024, except where otherwise noted. (6) Note: Dollars in millions, except per share amounts. (1) Diluted shares include all outstanding options, unvested RSUs and unvested PSUs. Proposal implied share count contemplates only outstanding options and RSUs vesting prior to assumed transaction close on February 1, 2025. (2) Reflects current debt of $2,690 and cash of $679. (3) Adj. EBITDA figures unburdened by amortization of developer reimbursements. (4) Assumes illustrative 4.5x AV / LTM EBITDA exit at FY’28E year - end. (5) Illustratively assumes the management LTP, transaction close on February 1, 2025, 100% of excess cash flow post - close swept to common equity as dividends after drawn ABL balance is paid down, $100mm minimum cash and illustrative total transaction fees of $125mm, any incremental purchase price is funded by new transaction debt and ABL cost as outlined in the commitment letter draft. Illustrative ratings breakpoint at various prices not reflective of other potential qualitative factors Illustrative Breakpoint (6) Moody’s: 4.0x vs. $23.00

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW SUPPLEMENTARY MATERIALS 9

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW 10 NORSE’S HISTORICAL 4Q PERFORMANCE VS. EXPECTATIONS High Average Median Low 2023 2022 2021 2020 Fiscal 4Q 2018 2019 2017 2016 2015 2014 $MM, unless otherwise noted $4,420 $4,319 $4,486 $3,645 $4,538 $4,484 $4,702 $4,316 $4,194 $4,043 Actual Revenue $4,375 $4,330 $4,378 $3,589 $4,556 $4,588 $4,613 $4,362 $4,220 $4,003 Consensus +$108 +$9 ($11) ($104) +$45 ($11) +$108 +$56 ($18) ($104) +$89 ($46) ($26) +$40 Beat / Miss $ 2% 0% (0%) (2%) 1% (0%) 2% 2% (0%) (2%) 2% (1%) (1%) 1% Beat / Miss % $247 $187 $299 $30 $299 $333 $366 $424 $374 $465 Actual Adj. EBIT $229 $173 $259 $76 $351 $360 $375 $354 $415 $465 Consensus +$70 +$2 - - ($52) +$19 +$14 +$40 ($46) ($52) ($27) ($9) +$70 ($41) - - Beat / Miss $ 20% 2% -- % (15%) 8% 8% 15% (60%) (15%) (8%) (2%) 20% (10%) -- % Beat / Miss % Notes: 1. EBIT beat of 15% driven by CC revenue of $73MM and one - time items 2. Lows, Medians, Averages and Highs exclude fiscal 4Q 2020 COVID Impacted Period

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW

OVERVIEW OF CHANGE OF CONTROL TRIGGER AND FINANCING CONSIDERATIONS

- Norse's Senior Notes totaling $2.3Bn (all debt with exception of Debentures due 2028) contain change of control provisions for bondholders, comprising of:
    1. Change of control **and**
    2. Subsequent downgrade to the bond rating by all three agencies specifically in connection with the change of control transaction
- Therefore, the ratings assessment concurrent with the transaction announcement will be critical to the Company's ability to roll over its current capital structure
- The Bid Group's current offer assumes the rollover of the existing capital structure, and the Bid Group will not make a proposal if the existing indebtedness had to be refinanced in connection with the transaction prior to closing
- The Bid Group's current offer contemplates $425MM in additional debt drawn via new $1.2Bn ABL facility

Moody's (Ba2 / Stable)				S&P (BB+ / Negative)				Fitch (BB / Stable)			
Leverage Ratio (1)(3)(4)(5)	Est. LTM Q2'24 (1)	PF 2024E (2)	Illustrative Breakpt.	Leverage Ratio (1)(3)(4)(5)	Est. LTM Q2'24 (1)	PF 2024E (2)	Illustrative Breakpt.	Leverage Ratio (1)(3)(4)(5)	Est. LTM Q2'24 (1)	PF 2024E (2)	Illustrative Breakpt.
Debt / EBITDAR	3.2x	3.2x	4.0x	Net Debt / EBITDAR	2.7x	3.2x	3.0x	Debt / EBITDAR	3.9x	4.0x	4.0x

- Additional quantitative and qualitative factors will be evaluated by the agencies during the ratings assessment process, including market characteristics, the Bid Group's go-forward governance and capital allocation policies, and specific terms of the new ABL facility
    - The replacement of the current revolving credit facility with an upsized ABL may cause a divergence between the bond instrument ratings and corporate credit ratings
- The Bid Group has committed to an approach that preserves the ability to roll over Norse's Senior Notes, including maintaining ample liquidity and target leverage ratios

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:
1. Refers to estimated agency-defined metrics; current reflects historical trailing twelve months at fiscal Q2 2024; projections based on Management Long-Term Plan as of August 2024
2. Pro forma assumes $24.00 offer price, transaction close on February 1, 2025, minimum cash balance of $100MM, management and Liverpool roll current ownership interests, and incremental $425MM of debt drawn via new ~$1.2Bn ABL at an assumed rate of SOFR + 200 bps
3. Debt / EBITDAR calculated as agency-defined debt divided by agency-defined EBITDAR
4. Agency debt adjustments: Moody's includes operating leases, pensions (in current), and non-standard adjustments; S&P includes operating leases, pensions (in current), and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
5. Agency EBITDAR adjustments: Moody's includes operating lease expense, pensions (in current), and unusual items; S&P includes operating lease expense, pensions (in current), stock-based compensation, and other; Fitch includes operating lease expense and other; excludes adjustment for impairments given Moody's worksheet exclusion of similar adjustment for latest fiscal year (related report dated April 15, 2024)

11

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW

NORSE'S CURRENT RATINGS SCORECARD

	Moody's (Ba2 / Stable)		S&P (BB+ / Negative)		Fitch (BB / Stable)	
Ratings Considerations	**Key Financial Metrics:** - *Debt / EBITDAR* - *RCF / Net Debt* - *EBIT / Interest* **Other Factors for Ratings Downgrade:** - *Liquidity maintenance* - *EBIT to interest expense sustained below 3.25x* - *Debt / EBITDAR sustained above 4.0x* - *Lack of improvement in op margins* - *Rack changes unsuccessful* - *More aggressive financial strategies*		**Key Financial Metrics:** - *Debt / EBITDAR* - *FFO / Debt* **Other Factors for Ratings Downgrade:** - *Maintaining Debt / EBITDAR above 3.0x on a sustained basis* - *Weaker than expected sales in full line and off-price segments* - *Adj. EBITDA margins remain below 10%* - *More aggressive financial policy*		**Key Financial Metrics:** - *Debt / EBITDAR* - *FCF Margin* **Other Factors for Ratings Downgrade:** - *Reasonable cash flows for accelerated strategic investments* - *Sustained structural advantages across the retail space* - *EBITDA trending below $1.0Bn, which would yield EBITDAR leverage sustaining above 4.0x*	
Estimated Current Agency Adjusted Ratios (1)(2)(3)	Moody's Debt	$4.4Bn	S&P Debt	$3.8Bn	Fitch Debt	$5.7Bn
	Moody's EBITDAR	$1.4Bn	S&P EBITDAR	$1.4Bn	Fitch EBITDAR	$1.4Bn
	Moody's Leverage	3.2x	S&P Leverage	2.7x	Fitch Leverage	3.9x
Illustrative Leverage Breakpoints	**Rating**	**Leverage Breakpoints**	**Rating**	**Leverage Breakpoints**	**Rating**	**Leverage Breakpoints**
	Baa3	Debt/EBITDAR <2.5x	BBB-	Debt/EBITDAR <2.5x	BBB-	Debt/EBITDAR <3.0x
	Ba1	Debt/EBITDAR <3.25x	BB+ (Current Rating)	Debt/EBITDAR <3.0x	BB+	Debt/EBITDAR <3.5x
	Ba2 (Current Rating)	Debt/EBITDAR <4.0x	BB	Debt/EBITDAR <4.0x	BB (Current Rating)	Debt/EBITDAR <4.0x
	Ba3	Debt/EBITDAR <4.75x	BB-	Debt/EBITDAR <5.0x	BB-	Debt/EBITDAR <5.0x
	B1	Debt/EBITDAR <5.75x	B+	Debt/EBITDAR <6.0x	B+	Debt/EBITDAR <6.0x

Current Rating (dashed box)

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:
1. Reflects estimated agency metric as of historical trailing twelve months at fiscal Q2 2024
2. Agency debt adjustments: Moody's includes operating leases, pensions, and non-standard adjustments; S&P includes operating leases, pensions, and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
3. Agency EBITDAR adjustments: Moody's includes operating lease expense, pensions, and unusual items; S&P includes operating lease expense, pensions, stock-based compensation, and other; Fitch includes operating lease expense and other

12

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW 13 Source: Moody’s, S&P, Fitch and Refinitiv Eikon. Note: Fitch suspended its rating in June 2020 before reinstating a BBB - rating in March 2021. Change in Rating Change in Outlook S&P Moody’s Fitch BBB+ A - BB+ BBB - 2008 2010 2012 2014 2016 2018 2020 2022 2024 Apr - 09: BBB+ Stable Mar - 10: Positive Outlook Feb - 11: A - Stable Feb - 16: BBB+ Stable Aug - 16: Negative Outlook BBB - Stable Oct - 19: Mar - 20: Negative Outlook Sep - 20: BB+ Negative Mar - 21: Jan - 23: Stable Negative Outlook Outlook Baa1 Baa2 Baa3 Ba1 Ba2 Mar - 09: Baa2 Negative Jan - 10: Stable Outlook Feb - 11: Baa1 Stable Jun - 19: Negative Outlook Oct - 19: Baa2 Stable Apr - 20: Baa3 Negative Sep - 21: Ba1 Stable Apr - 23: Negative Outlook Apr - 24: Ba2 Stable A - BBB+ BBB - BB+ BB BBB Nov - 04: A - Mar - 15: BBB+ Mar - 20: BBB Mar - 21: BBB - Jan - 23: BB+ Apr - 24: BB Jan - 16: Negative Watch NORSE CREDIT RATINGS OVER TIME Last 15 years

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW

PROJECTED LEVERAGE

Management Long-Term Plan + Offer Leverage of $425MM



Moody's (Ba2 / Stable)
S&P (BB+ / Negative)
Fitch (BB / Stable)
Projected Leverage Ratio (1)(2)(3)
3.2x
2.7x
2.0x
Ba3 4.8x
Ba2 4.0x
3.2x
3.2x
2.3x
1.9x
BB 4.0x
BB+ 3.0x
2.8x
4.0x
3.1x
2.7x
BB- 5.0x
BB 4.0x
4.0x
2024PF
2025
2026
2024PF
2025
2026
2024PF
2025
2026
Ratings Triggers
Current (4)

	Moody's 2024PF	Moody's 2025	Moody's 2026	S&P 2024PF	S&P 2025	S&P 2026	Fitch 2024PF	Fitch 2025	Fitch 2026
Agency-Defined Debt ($Bn) (5)	$4.7	$4.2	$3.7	$4.7	$3.8	$3.2	$6.1	$5.2	$4.7
Agency-Defined EBITDAR ($Bn) (6)	$1.4	$1.6	$1.7	$1.5	$1.6	$1.7	$1.5	$1.7	$1.7

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:

1. Pro forma; assumes $24.00 offer price, transaction close on February 1, 2025, minimum cash balance of $100MM, excess cash used to pay down debt, management and Liverpool roll current ownership interests and incremental $425MM of debt drawn via new ~$1.2Bn ABL at an assumed rate of SOFR + 200 bps; assumes paydown within first fiscal year after close
2. Projections based on Management Long-Term Plan as of August 2024
3. Agency ratings trigger ratios, per agency-defined total debt, net debt, and EBITDAR: Moody's reflects total debt / EBITDAR, S&P reflects net debt / EBITDAR, and Fitch reflects total debt / EBITDAR
4. Reflects estimate of related agency metric as of historical trailing twelve months at fiscal Q2 2024; reflects cash paydown of April 2024 notes ($250MM)
5. Agency debt adjustments: Moody's includes operating leases and non-standard adjustments; S&P includes operating leases and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
6. Agency EBITDAR adjustments: Moody's includes operating lease expense and unusual items; S&P includes operating lease expense, stock-based compensation, and other; Fitch includes operating lease expense and other

14

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW LEGAL DISCLAIMER – CENTERVIEW This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by Norse (“the Company”) and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 15

PRELIMINARY & CONFIDENTIAL | SUBJECT TO REVIEW LEGAL DISCLAIMER – MORGAN STANLEY We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. 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